Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

MBX Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	(1)	Equity	Common Stock, par value $0.0001 per share	457(a)	1,274,263	$18.00	$22,936,734	0.00015310	$3,511.62
		Total Offering Amounts					$22,936,734		$3,511.62
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$3,511.62

(1)
Represents only the additional number of shares being registered and includes 166,208 shares of common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-290447), as amended (the “Prior Registration Statement”).

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant previously registered securities at an aggregate offering price not to exceed $114,683,750, which was declared effective by the Securities and Exchange Commission on September 24, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $18.00 per share is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.